Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "MILLENNIUM BIOTECHNOLOGIES GROUP, INC.", CHANGING ITS NAME FROM "MILLENNIUM BIOTECHNOLOGIES GROUP, INC." TO "INERGETICS, INC.", FILED IN THIS OFFICE ON THE FIFTEENTH DAY OF MARCH, A.D. 2010, AT 6:32 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

0667529 8100

100281979

Jeffrey W. Bullock, Secretary of State

AUTHENTICATION: 7872775

DATE: 03-16-10

State of Delaware
Secretary of State
Division of Corporations
Delivered 06:49 PM 03/15/2010
FILED 06:32 PM 03/15/2010
SRV 100281979 - 0667529 FILE

CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
MILLENNIUM BIOTECHNOLOGIES GROUP, INC.

The above corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That the Board of Directors of Millennium Biotechnologies Group, Inc. (the "Corporation") has duly adopted resolutions, pursuant to Section 242 of the General Corporation Law of the State of Delaware, setting forth amendments to the Amended and Restated Certificate of Incorporation of this Corporation and declaring said amendments to be advisable.

SECOND: That the stockholders of the Corporation have duly approved said amendments by the required vote of such stockholders, such required vote being a majority of the outstanding shares of the Corporation's Common Stock voting as a group and a majority of the votes that are entitled to be cast by the holders of the Corporation's Common Stock, Series E Preferred Stock and Series F Preferred Stock, adopted at a special meeting of the stockholders of the Corporation duly called and held in accordance with the requirements of Section 222 of the General Corporation Law of the State of Delaware, such approval being in accordance with Section 242 of the General Corporation Law of the State of Delaware.

THIRD: That Article FIRST of the Corporation's Amended and Restated Certificate of Incorporation is hereby amended and, as amended, reads as follows:

"The name of the Corporation (hereinafter called the "Corporation" or the "Company") is 'Inergetics, Inc.'"

FOURTH: That paragraph B of Article FOURTH of the Corporation's Amended and Restated Certificate of Incorporation, is hereby amended and, as amended, reads as follows:

"Upon the filing of this Amendment to the Amended and Restated Certificate of Incorporation, the aggregate number of shares of all classes of capital stock which the Corporation shall have authority to issue shall be Two Billion Five Hundred Thousand (2,000,500,000) shares, consisting of:

(1) Five Hundred Thousand (500,000) shares of preferred stock, par value $1.00 per share ("Preferred Stock"); and

(2) Two Billion (2,000, 000, 000) shares of common stock, par value $0.001 per share."

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed this 15th day of March 2010.

By: Mark C. Mirken CEO

Mark C. Mirken, Chief Executive Officer